Exhibit 10.3

LIMITED GUARANTY

This Limited Guaranty, dated as of July 20, 2020 (this “Limited Guaranty”), by Thoma Bravo Discover Fund II, L.P. (“TB II”), Thoma Bravo Discover Fund II-A, L.P. (“TB II-A”), Thoma Bravo Discover Executive Fund II, L.P. (“TB Exec”), each a Delaware limited partnership (including its respective Affiliates (as defined in the Merger Agreement) who are permitted assignees hereunder) (each of the foregoing a “Guarantor” and collectively, the “Guarantors”), is in favor of Majesco, a California corporation (the “Company”). Reference is hereby made to the Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of the date hereof, among the Company, Magic Intermediate, LLC, a Delaware limited liability company (“Parent”), and Magic Merger Sub, Inc., a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“Merger Sub”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

1. Limited Guaranty. To induce the Company to enter into the Merger Agreement, the Guarantors, in accordance with their respective Pro Rata Percentages (as hereinafter defined), hereby expressly, absolutely, irrevocably and unconditionally guarantee to the Company, subject to the terms and conditions hereof, the due and punctual observance, performance and discharge of payment of (a) the aggregate amount of the Parent Termination Fee solely if and when any of the Parent Termination Fee is payable pursuant to Section 9.5(c) of the Merger Agreement, (b) the expense reimbursement obligations of Parent pursuant to Section 7.13(e)(ii) of the Merger Agreement and (c) any amounts due by Parent pursuant to Section 9.5(d)(ii) (the Parent Termination Fee described in clause (a) hereof and the obligations described in clauses (b) and (c) hereof, collectively the “Guaranteed Obligations”); provided, that this Limited Guaranty will expire and will have no further force or effect, and the Company will have no rights hereunder, upon termination of the obligations and liabilities of the Guarantor hereunder in accordance with Section 6 hereof. Notwithstanding anything to the contrary in this Limited Guaranty, the maximum aggregate liability of the Guarantors under this Limited Guaranty shall not exceed $42,563,701.75 (the “Maximum Amount”); it being agreed by Parent that this Limited Guaranty may not be enforced against the Guarantors without giving effect to the Maximum Amount. The Company (on behalf of its controlled Affiliates, directors and officers) hereby agrees that (i) the Guarantors shall in no event collectively be required to pay more than the Maximum Amount (or, in the case of each Guarantor, its Pro Rata Percentage (as hereinafter defined) of the Maximum Amount) or make any payment (other than payment of the Guaranteed Obligations) pursuant to this Limited Guaranty (with it being understood and agreed that, in circumstances where the Parent Termination Fee is due and payable by Parent, Parent shall have no other payment obligations to the Company, to the extent so provided in the Merger Agreement and subject to Section 9.5(d)(ii) thereof, and this Limited Guaranty shall be construed accordingly), (ii) that no Guarantor or any of its Guarantor Affiliates (as hereinafter defined) shall have any obligation or liability to any Person relating to, arising out of or in connection with, this Limited Guaranty (other than for the Guaranteed Obligations), and (iii) this Limited Guaranty may not be enforced against the Guarantors without giving effect to these limitations (with it being understood and agreed that such limitations are an integral part of each Guarantor executing and delivering this Limited Guaranty and no Guarantor would have delivered this Limited Guaranty if such limitations were not given full force and effect); provided, that notwithstanding anything to the contrary herein, the foregoing shall not limit the Company’s rights under the Equity Commitment Letter (subject to the limitations set forth therein).

All payments hereunder shall be made in lawful money of the United States, in immediately available funds. The Company may not bring a claim against any Guarantor under or in respect of this Limited Guaranty unless and until the Merger Agreement has been terminated in accordance with Article IX of the Merger Agreement in the manner set forth therein. If Parent fails to pay all or any portion of the Guaranteed Obligations when due under the Merger Agreement, then the Guarantor’s liability to the Company hereunder in respect of such applicable Guaranteed Obligations shall, at the Company’s option, become immediately due and payable, and the Company may at any time and from time to time, at the Company’s option, take any and all actions available hereunder or under applicable law to collect the Guaranteed Obligations from the Guarantor.

2. Terms of Limited Guaranty.

(a) This Limited Guaranty is an absolute, unconditional, irrevocable and continuing guaranty of performance and payment, not collection, and a separate action or actions may be brought and prosecuted against any or all of the Guarantors to enforce this Limited Guaranty up to an amount equal to the Guaranteed Obligations, irrespective of whether any action is brought against Parent or Merger Sub or whether Parent or Merger Sub are joined in any such action or actions.

(b) Except as otherwise provided herein and without amending or limiting the other provisions of this Limited Guaranty, the liability of the Guarantors under this Limited Guaranty shall, to the fullest extent permitted under applicable law, be absolute and unconditional irrespective of:

(i) the value, genuineness, regularity, illegality or enforceability of the Merger Agreement, any financing commitment letters or any other agreement or instrument referred to herein or in the Merger Agreement;

(ii) any change in the corporate existence, structure or ownership of Parent or Merger Sub or any Guarantor or any other Person, or any insolvency, bankruptcy, reorganization, moratorium or other similar proceeding affecting Parent or Merger Sub or the Guarantors or any other Person or any of their respective assets;

(iii) any waiver, amendment or modification of the Merger Agreement, the Equity Commitment Letter or any financing commitment letters or any other agreement evidencing, securing or otherwise executed in connection with any of the Guaranteed Obligations, in each case, in accordance with its terms, or change in the time, manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any Guaranteed Obligation, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any agreement entered into by the Company or any of its Affiliates, on the one hand, and Parent and/or Merger Sub or any of their Affiliates, on the other hand, in connection therewith;

(iv) except as specified in Section 2(e), the existence of any claim, set off or other right that any Guarantor may have at any time against Parent, Merger Sub, the Company, or any of their Affiliates, whether in connection with any Guaranteed Obligation or otherwise;

(v) the failure or delay on the part of the Company to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub or any Guarantor or any other Person;

(vi) the addition, substitution or release of any Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement, any financing commitment letters, this Limited Guaranty or any related agreement or document;

(vii) the adequacy of any other means the Company may have of obtaining repayment of any of the Guaranteed Obligations; and

(viii) any other defense that might operate as a legal or equitable discharge of a guarantor or surety.

(c) The Guarantors hereby waive any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Company upon this Limited Guaranty or acceptance of this Limited Guaranty. All of the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guaranty, and all dealings between Parent, Merger Sub or the Guarantors, on the one hand, and the Company, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guaranty. This Limited Guaranty is a primary obligation of the Guarantors and is not merely the creation of a surety relationship. When pursuing its rights and remedies hereunder against any Guarantor, the Company shall be under no obligation to pursue such rights and remedies it may have against Parent or Merger Sub or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Company to pursue such other rights or remedies or to collect any payments from Parent or Merger Sub or any such other Person or to realize upon or to exercise any such right of offset shall not relieve any Guarantor of any liability hereunder.

(d) The Company shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file such claim shall not affect any Guarantor’s obligations hereunder (and notwithstanding anything herein to the contrary, any bar to the payment, or collection, of any Guaranteed Obligations as a result of any such proceeding shall not discharge the obligations of such Guarantor hereunder). In the event that any payment to the Company in respect of any Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantors shall remain liable hereunder with respect to the Guaranteed Obligation as if such payment had not been made.

(e) Notwithstanding any other provision of this Limited Guaranty, the Company hereby agrees on its own behalf and on behalf of its controlled Affiliates, directors and officers, that (i) each Guarantor may assert, as a defense to, or release or discharge of, any payment or performance by such Guarantor under this Limited Guaranty or any claim, set-off, deduction, defense or release that Parent could assert against the Company under the terms of, or with respect to, the Merger Agreement and (ii) any failure by the Company to comply with the terms of the Merger Agreement, including, without limitation, any breach by the Company or the Principal Stockholder of any representation, warranty or covenant contained therein or in any of the agreements, certificates and other documents required to be delivered by the Company pursuant to the terms of the Merger Agreement (whether such breach results from willful misconduct, fraud, intentional misrepresentation or otherwise), that would relieve Parent of its obligations under the Merger Agreement shall likewise automatically and without any further action on the part of any Person relieve the Guarantors of their obligations under this Limited Guaranty.

3. Waiver of Acceptance, Presentment; Etc.. Without amending or limiting the other provisions of this Limited Guaranty, each Guarantor expressly and irrevocably waives any and all rights and defenses arising under any applicable law that would otherwise require any election of remedies by the Company, promptness, diligence, notice of the acceptance of this Limited Guaranty and of any Guaranteed Obligations, presentment, demand and protest, any defenses that might be available under any valuation, stay, moratorium or similar applicable law, and any notice of any kind not provided for herein or not required to be provided to Parent or Merger Sub under or in connection with the Merger Agreement, any right to require the marshalling of assets of Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally, other than defenses that are available to Parent or Merger Sub (a) under the Merger Agreement, (b) in respect of a breach by the Company of this Limited Guaranty and (c) in respect of fraud or Willful Breach by the Company or any of its Subsidiaries in connection with the Merger Agreement, this Limited Guaranty or the transactions contemplated hereby or thereby. Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guaranty are knowingly made in contemplation of such benefits.

4. Sole Remedy.

(a) The Company acknowledges and agrees on its own behalf and on behalf of its directors, officers, Affiliates and Subsidiaries that Parent does not have any assets, other than its rights under the Merger Agreement and the Equity Commitment Letter, and that no funds are expected to be contributed to Parent unless the Closing occurs, and that, except for rights against Parent and Merger Sub to the extent expressly provided in the Section 6 of the Equity Commitment Letter and Section 10.6 of the Merger Agreement and subject to all of the terms, conditions and limitations herein and therein, the Company shall not have any right to cause any assets to be contributed to Parent by the Guarantor, any Guarantor Affiliate (as defined below) or any other Person.

(b) The Company further agrees and acknowledges that no Person other than the Guarantors have any obligations hereunder and that, notwithstanding that the Guarantors may be limited partnerships, the Company has no remedy, recourse or right of recovery under this Limited Guaranty against, or contribution from, any former, current or future general or limited partner, stockholder, holder of any equity, partnership or limited liability company interest, officer, member, manager, director, employee, agent, controlling person, any lender or prospective lender, lead arranger, arranger, agent or Representative of or to Parent, assignee or Affiliates (other than any assignee under Section 18 hereof) of such Guarantor (collectively, the “Guarantor Affiliates”; it being understood that the term Guarantor Affiliates shall not include the Guarantors, Parent or Merger Sub or any Person to which (x) Parent of Merger Sub have assigned their respective rights or obligations under the Merger Agreement or (y) any Guarantor has validly assigned all or any portion of its Commitment (as defined in the Equity Commitment Letter) or the obligations of such Guarantor under this Limited Guaranty), through any Guarantor, Parent or Merger Sub or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, by or through a claim by or on behalf of the Guarantors, Parent or Merger Sub against the Guarantors or any Guarantor Affiliate, or otherwise, except for Retained Claims (as defined below).

(c) The Company hereby covenants and agrees that it shall not institute, and the Company shall cause each of its controlled Affiliates and Subsidiaries and use its reasonable best efforts to cause their respective Representatives not to institute, directly or indirectly, any action or bring any other claim arising under, or in connection with, this Limited Guaranty, the Merger Agreement, the Equity Commitment Letter or the transactions contemplated thereby, against (i) any Guarantor Affiliate or against (ii) any Guarantor, Parent or Merger Sub, except for (A) following a valid termination of the Merger Agreement in accordance with the terms thereof, claims by the Company against the Guarantor under and in accordance with this Limited Guaranty (the “Retained Guaranty Claims”), (B) claims by the Company against Parent or Merger Sub under and in accordance with the Merger Agreement (the “Retained Merger Agreement Claims”), (C) to the extent (but only to the extent) the Company is expressly entitled to cause Parent to enforce the Equity Commitment Letter in accordance with Section 6 of the Equity Commitment Letter and Section 10.6 of the Merger Agreement, subject to all the terms, conditions and limitations herein and therein, claims by the Company against Parent seeking to cause Parent to enforce the Equity Commitment Letter in accordance with its terms (the “Retained Equity Commitment Claims”), and (D) against the parties to the Confidentiality Agreement, subject to the terms and conditions therein (the “Retained Confidentiality Agreement Claims” and together with the Retained Equity Commitment Claims, the Retained Guaranty Claims and Retained Merger Agreement Claims, the “Retained Claims”).

(d) Recourse (i) against each Guarantor solely with respect to the Retained Guaranty Claims, (ii) against the parties to the Confidentiality Agreement solely with respect to the Retained Confidentiality Agreement Claims and (iii) against Parent and Merger Sub, as applicable, solely with respect to the Retained Merger Agreement Claims and the Retained Equity Commitment Claims, shall be the sole and exclusive remedy of the Company and all of its Affiliates against the Guarantors, any of their respective Guarantor Affiliates, Parent or Merger Sub in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, the Confidentiality Agreement, the Equity Commitment Letter, this Limited Guaranty or the transactions contemplated hereby or thereby, and such recourse shall be subject to the limitations described herein and therein.

5. Merger Subrogation. The Guarantors will not exercise any rights of subrogation or contribution against Parent or Merger Sub, whether arising by contract or operation of Law (including, without limitation, any such right arising under bankruptcy or insolvency Laws) or otherwise, by reason of any payment by any of them pursuant to the provisions of Section 1 hereof unless and until the Guaranteed Obligation has been paid in full

6. Termination. The Guarantor shall have no further liability or obligation under this Limited Guaranty from and after the earliest to occur of: (i) funding of the Commitment (as defined in the Equity Commitment Letter) under the Equity Commitment Letter; (ii) the Effective Time; (iii) (a) the payment and discharge of any expense reimbursement obligations of Parent pursuant to Section 7.13(e)(ii) of the Merger Agreement which the Company has requested reimbursement for within 90 days following the valid termination of the Merger Agreement and (b) the termination of the Merger Agreement in accordance with its terms, other than a termination pursuant to which the Company would be entitled to the Parent Termination Fee pursuant to Section 9.5 of the Merger Agreement, in which case the Limited Guaranty shall terminate 90 days after such termination unless the Company shall have delivered a written notice with respect to the Guaranteed Obligations prior to such 90th day; provided that if the Merger Agreement has been so terminated and such notice has been provided, the Guarantors shall have no further liability or obligation under this Limited Guaranty from and after the earliest to occur of (x) the consummation of the Closing in accordance with the terms of the Merger Agreement, including payment of the Merger Consideration (as defined in the Equity Commitment Letter) in accordance with the Merger Agreement, (y) a final, non-appealable order of a court of competent jurisdiction in accordance with Section 15 hereof determining that the Guarantor does not owe any amount under this Limited Guaranty and (z) a written agreement among the Guarantors and the Company terminating the obligations and liabilities of the each Guarantor pursuant to this Limited Guaranty; and (iv) payment of the Guaranteed Obligations by or on behalf of the Guarantors, Parent and/or Merger Sub. Notwithstanding anything to the contrary in this Limited Guaranty, the provisions of this Limited Guaranty that are for the benefit of any Guarantor Affiliate (including the provisions of Sections 4, 6, 8 and 10) shall survive indefinitely any termination of this Limited Guaranty and shall be enforceable by the Guarantor Affiliates. In the event that the Company or any of its Subsidiaries or any of their respective controlled Affiliates, directors or officers institutes any suit, action or other proceeding or makes any claim (A) asserting that the provisions of this Section 6 or Sections 1, 2, 4, 7, 10, 14, 19, 20, 22 or 23 hereof are illegal, invalid or unenforceable in whole or in part, that any Guarantor is liable in excess of or to a greater extent than its Pro Rata Percentage of the Maximum Amount, (B) arising under, or in connection with, this Limited Guaranty, the Merger Agreement, the Equity Commitment Letter or the transactions contemplated hereby or thereby, other than a Retained Claim, or (C) in respect of a Retained Claim in any court other than a Chosen Court (as defined below), then (w) all of the obligations of the Guarantors under this Limited Guaranty shall terminate ab initio and be null and void, (x) if the Guarantor has previously made any payments under this Limited Guaranty, the Guarantors shall be entitled to recover such payments from the Company, and (y) none of the Guarantors, Parent nor any Guarantor Affiliate shall have any liability to the Company, its securityholders or any of their respective Representatives under this Limited Guaranty or with respect to the Merger Agreement, the Equity Commitment Letter or the transactions contemplated hereby or thereby.

7. Continuing Guaranty. Except to the extent that the obligations and liabilities of any Guarantor are terminated pursuant to the provisions of Section 6 hereof, this Limited Guaranty is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations, shall be binding upon each Guarantor, its successors and assigns, and shall inure to the benefit of, and be enforceable by, the Company and its respective successors and permitted transferees and assigns. All obligations to which this Limited Guaranty applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. Notwithstanding anything to the contrary contained in this Limited Guaranty, the Company hereby agrees that to the extent that Parent and Merger Sub are relieved of any of their representations, warranties, covenants or agreements contained in the Merger Agreement so as to render any continuing liability or obligations arising in connection with the Merger Agreement inapplicable, each Guarantor shall be similarly relieved of its applicable Guaranteed Obligation under this Limited Guaranty solely to the extent that Parent or Merger Sub are relieved of such obligations.

8. Entire Agreement. This Limited Guaranty, together with the Merger Agreement and the agreements and instruments described therein, the Confidentiality Agreement and the Equity Commitment Letter, constitutes the entire agreement between the Guarantors and the Company with respect to the subject matter hereof and supersedes all prior discussions, negotiations, proposals, undertakings, agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

9. Amendments and Waivers. No amendment or waiver of any provision of this Limited Guaranty will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantors and the Company, or in the case of waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation of, or default under, this Limited Guaranty, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Limited Guaranty will operate as a waiver thereof. The Company shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Company’s rights against, Parent or Merger Sub prior to proceeding against any Guarantor hereunder.

10. No Third Party Beneficiaries. Except for the provisions of this Limited Guaranty which reference Guarantor Affiliates (each of which shall be for the benefit of and enforceable by each Guarantor Affiliate), the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Limited Guaranty, and this Limited Guaranty is not intended to, and does not, confer upon any Person other than the parties hereto and any Guarantor Affiliates any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

11. Counterparts. This Limited Guaranty may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Limited Guaranty will become effective when duly executed by each party hereto.

12. Delivery by Electronic Transmission. This Limited Guaranty and any signed agreement or instrument entered into in connection with this Limited Guaranty, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of e-mail delivery of a “.pdf” format data file (or similar electronic delivery), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file (or similar electronic delivery) to deliver a signature to this Limited Guaranty or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file (or similar electronic delivery) as a defense to the formation of a contract and each party hereto forever waives any such defense. All parties hereto acknowledge that each party and its counsel have participated in the drafting and negotiation of this Limited Guaranty and that any rules of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guaranty.

13. Notices. All notices, requests, claims, demands and other communications under this Limited Guaranty shall be in writing and shall be deemed given (and duly received) if delivered personally, sent by overnight courier (providing proof of delivery and confirmation of receipt by telephonic notice to the applicable contact person) to the parties or sent by e-mail at the following addresses or e-mail addresses (or at such other address or e-mail address for a party as shall be specified by like notice):

if to any Guarantor, to:

c/o Thoma Bravo, LLC
600 Montgomery Street, 20th Floor
San Francisco, CA 94111
Attn:	A. J. Rohde
Matt LoSardo
E-mail:	arohde@thomabravo.com;
mlosardo@thomabravo.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 N. LaSalle Street
Chicago, Illinois 60654
Attn:	Gerald T. Nowak. P.C.
Theodore A. Peto, P.C.
Aisha P. Lavinier
E-mail:	gerald.nowak@kirkland.com;
theodore.peto@kirkland.com;
aisha.lavinier@kirkland.com

if to the Company, to:

Majesco
412 Mount Kemble Ave., Suite 110C
Morristown, NJ 07960
Attention:	Lori Stanley, General Counsel
Telephone:	(973) 496-9018
Email:	lori.stanley@majesco.com

with a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP
30 Rockefeller Plaza
New York, NY 10112
Attention:	Valérie Demont and John Tishler
Telephone:	(212) 634-3040 (858) 720-8943
Email:	vdemont@sheppardmullin.com
jtishler@sheppardmullin.com

14. Governing Law. THIS LIMITED GUARANTY, AND ALL ACTIONS (WHETHER AT LAW, IN CONTRACT OR IN TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS LIMITED GUARANTY, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

15. Jurisdiction; Venue; Service of Process. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any state or federal court within the State of Delaware) for the purpose of any action arising out of or relating to this Limited Guaranty, and each of the parties hereto irrevocably agrees that all claims in respect to such action shall be heard and determined exclusively in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any state or federal court within the State of Delaware) (together with the appellate courts thereof, the “Chosen Courts”). Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees (a) that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (b) that it will not bring any action relating to this Limited Guaranty or the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any state or federal court within the State of Delaware), (c) agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any state or federal court within the State of Delaware) and (d) that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to this Limited Guaranty, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 15 shall affect the right of any party hereto to serve legal process in any other manner permitted by applicable law.

16. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS LIMITED GUARANTY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTY, OR THE TRANSACTIONS CONTEMPLATED BY THIS LIMITED GUARANTY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

17. Reserved.

18. Representations and Warranties. Each Guarantor hereby represents and warrants to the Company with respect to itself that (a) it has all limited partnership power and authority to execute, deliver and perform this Limited Guaranty; (b) the execution, delivery and performance of this Limited Guaranty by such Guarantor has been duly and validly authorized and approved by all necessary limited partnership action by it, and no other proceedings or actions on the part of such Guarantor are necessary therefor; (c) this Limited Guaranty has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against such Guarantor in accordance with its terms, subject the Enforceability Limitations; (d) the execution, delivery and performance by such Guarantor of this Limited Guaranty do not and will not (i) violate the organizational documents of such Guarantor, (ii) violate any applicable law, rule, regulation, decree, order or judgment binding on such Guarantor or its assets, or (iii) result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract or agreement to which such Guarantor is a party; (e) such Guarantor has the financial capacity to pay and perform its obligations under this Limited Guaranty, and all funds necessary for such Guarantor to fulfill its Guaranteed Obligation under this Limited Guaranty shall be available to such Guarantor for so long as this Limited Guaranty shall remain in effect in accordance with the terms hereof; and (f) such Guarantor has uncalled capital commitments or otherwise has available funds in excess of its Pro Rata Percentage of the Guaranteed Obligations under this Limited Guaranty plus the aggregate amount of all other commitments and obligations it currently has outstanding, and all funds necessary for such Guarantor to fulfill its Pro Rata Percentage of the Guaranteed Obligations under this Limited Guaranty shall be available to such Guarantor for so long as this Limited Guaranty shall remain in effect in accordance with Section 6 hereof.

19. No Assignment. Neither the Guarantors nor the Company may assign their respective rights, interests or obligations hereunder to any other person (by operation of law or otherwise) without the prior written consent of the Company (in the case of an assignment by the Guarantors) or the Guarantors (in the case of an assignment by the Company), and any attempted assignment without such required consents shall be null and void and of no force or effect; provided, however, that the Guarantors may assign their rights, interests, and obligations hereunder, without the prior written consent of the Company, to any Affiliate of the Guarantors; provided, further, that in the case of assignments under the immediately foregoing proviso, notwithstanding any other provision hereof, no such assignment of any of the Guarantors’ rights, interests, or obligations hereunder will relieve the Guarantors of any of their liability or obligations hereunder until such obligations are performed in full by the assignee in accordance with the terms of this Limited Guaranty; provided, further, that no such action shall be taken if reasonably likely to delay, prevent, impair or impede the consummation of the Transaction. Subject to the foregoing, all of the terms and provisions of this Limited Guaranty shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

20. Severability. Any term or provision of this Limited Guaranty (other than terms limiting any Guarantor’s liability hereunder) that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that this Limited Guaranty may not be enforced without giving effect to the limitation of the amount payable hereunder with respect to the Guaranteed Obligations set forth in Section 1 and the provisions of Section 4 hereof. No party hereto shall assert, and each party shall cause its respective Affiliates and use its reasonable best efforts to cause its Representatives acting on its behalf not to assert, that this Limited Guaranty or any part hereof is invalid, illegal or unenforceable.

21. Confidentiality. This Limited Guaranty shall be treated as confidential and is being provided to the Company solely in connection with the execution and delivery of the Merger Agreement. This Limited Guaranty may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Guarantor and the Company; provided, that no such written consent shall be required (and the Guarantor, the Company and their Affiliates shall be free to release such information) for disclosures to such Person’s respective Representatives, so long as such Persons agree to keep such information confidential on terms substantially identical to the terms contained in this Section 21; provided, further, that the parties and their respective Affiliates may disclose this Limited Guaranty to the extent required by Law, the applicable rules of any national securities exchange or as required or requested by the SEC in connection with any SEC filings relating to the Transactions, or in connection with any litigation relating to the Merger, the Merger Agreement, the Equity Commitment Letter and/or the Transactions.

22. Headings. The headings contained in this Limited Guaranty are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

23. Relationship of the Parties. Each party acknowledges and agrees that (a) this Limited Guaranty is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Limited Guaranty nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of each of each of the Guarantors under this Limited Guaranty are solely contractual and not fiduciary in nature. In no event shall Parent, Merger Sub or the Guarantor be considered an “Affiliate”, “security holder” or “representative” of the Company for any purpose of this Limited Guaranty. Notwithstanding anything to the contrary contained in this Limited Guaranty, the liability of each Guarantor hereunder shall be several, not joint and several, based upon its respective Pro Rata Percentage and no Guarantor shall be liable for any amount hereunder in excess of its Pro Rata Percentage of the Maximum Amount. The “Pro Rata Percentage” for each Guarantor is as set forth below:

TB II	69.13%
TB II-A	29.34%
TB Exec	1%

24. Equity Financing. The Company hereby acknowledges that it has received a fully executed copy of the Equity Commitment Letter, and acknowledges and agrees that, except as expressly and to the extent provided in the second to Section 6 of the Equity Commitment Letter or Section 10.6 of the Merger Agreement and subject to all of the terms, conditions and limitations herein and therein, nothing contained herein shall entitle the Company or any of its Affiliates to (a) enforce specifically the Equity Commitment Letter or (b) otherwise have any rights as a third party beneficiary or otherwise against the Guarantor or any other Person under the Equity Commitment Letter.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Limited Guaranty as of the date first written above.

GUARANTORS:

THOMA BRAVO DISCOVER FUND II, L.P.

By:	Thoma Bravo Discover Partners II, L.P.
Its:	General Partner

By:	Thoma Bravo Discover UGP II, LLC
Its:	General Partner

By:	Thoma Bravo UGP, LLC
Its:	Managing Member

By:	A.J. Rohde
Name: A.J. Rohde
Its: Authorized Signatory

THOMA BRAVO DISCOVER FUND II-A, L.P.

By:	Thoma Bravo Discover Partners II, L.P.
Its:	General Partner

By:	Thoma Bravo Discover UGP II, LLC
Its:	General Partner

By:	Thoma Bravo UGP, LLC
Its:	Managing Member

By:	A.J. Rohde
Name: A.J. Rohde
Its: Authorized Signatory

THOMA BRAVO DISCOVER EXECUTIVE FUND II, L.P.

By:	Thoma Bravo Discover Partners II, L.P.
Its:	General Partner

By:	Thoma Bravo Discover UGP II, LLC
Its:	General Partner

By:	Thoma Bravo UGP, LLC
Its:	Managing Member

By:	A.J. Rohde
Name: A.J. Rohde
Its: Authorized Signatory

COMPANY:

MAJESCO

By:	/s/ Adam Elster
Name: Adam Elster
Title: Chief Executive Officer

Signature Page to Limited Guaranty